Exhibit 99.1

AT THE COMPANY
Robert O’Brien
Executive Vice President – Chief Financial Officer
216-621-6060

Jeff Linton
Vice President – Corporate Communication
216-621-6060

For immediate release

Forest City Announces Pricing of $175 Million Convertible Senior Notes

CLEVELAND, Ohio – October 20, 2009 – Forest City Enterprises, Inc. (NYSE:FCEA and FCEB) today announced the pricing of its offering of $175 million aggregate principal amount of convertible senior notes due 2016 (the “Notes”), which will be sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Forest City has also granted the initial purchasers of the Notes a 13-day option to purchase up to an additional $25 million aggregate principal amount of the Notes to cover overallotments.

The Notes will pay interest semiannually at a rate of 5.00 percent per annum and will be priced at par. The Notes are convertible, at the holder’s option, into shares of Forest City’s Class A common stock at a conversion rate of 71.8894 shares per $1,000 principal amount of Notes, subject to adjustment in certain circumstances. This conversion rate is equal to a conversion price of $13.91 per share, a 27.5 percent premium over the $10.91 closing price of Forest City’s Class A common stock on the New York Stock Exchange on October 20, 2009.

The Notes will be general senior unsecured obligations of Forest City Enterprises, Inc.

In connection with the offering, Forest City entered into convertible note hedge transactions with affiliates of one or more of the initial purchasers of the Notes (“the counterparties”). The note hedge transactions are intended to reduce, subject to a limit, the potential dilution with respect to Forest City’s Class A common stock upon conversion of the Notes. The net effect of the note hedge transactions, from the Company’s perspective, is to approximate an effective conversion price of $16.37 per share, a 50 percent premium over the $10.91 closing price of the Company’s Class A common stock on the New York Stock Exchange on October 20, 2009. The terms of the Notes are not affected by the note hedge transactions. If the initial purchasers of the Notes exercise their overallotment option to purchase additional Notes, Forest City expects to use a portion of the net proceeds from the sale of such additional Notes to enter into additional convertible note hedge transactions.

In connection with establishing their initial hedge of these transactions, the counterparties have informed Forest City that they expect to enter into various derivative transactions with respect to Forest City’s Class A common stock concurrent with or shortly after the pricing of the Notes. In addition, the counterparties have informed Forest City that they are likely to modify their hedge positions by entering into or unwinding various derivative transactions with respect to Forest City’s Class A common stock and/or by purchasing or selling shares of Forest City’s Class A common stock or other of Forest City’s securities (including the Notes) in secondary market transactions during the term of the Notes.

Forest City estimates that the net proceeds from this offering will be approximately $155.0 million (or approximately $177.3 million if the initial purchasers’ purchase option is exercised in full) after deducting the initial purchasers’ discounts and commissions, estimated offering expenses and the cost of the convertible note hedge transactions. Forest City expects to use the net proceeds from the offering to reduce outstanding borrowings on the Company’s $750 million revolving credit facility and for general corporate purposes, which, depending on prevailing market conditions, could include the repayment of debt with earlier maturities. The closing of this offering is expected to occur on October 26, 2009.

The Notes and the shares of Forest City’s Class A common stock issuable upon conversion of the Notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

No Solicitation

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.